Exhibit 10.6

Spousal Consent Letter

I, KOO HYE YOUNG (passport/identity document number: M78224115), am the lawful spouse of Chang Gil LEE. I hereby unconditionally and irrevocably consent to Chang Gil LEE’s execution of the following documents (collectively, the “Transaction Documents”) and to the disposition of the equity interests in Beijing Tongsheng Technology Co., Ltd. (the “Domestic Company”) held and registered in the name of Chang Gil LEE in accordance with such documents:

(1)    the Equity Pledge Agreement entered into among Erhua Medical Technology (Changzhou) Co., Ltd. (the “WFOE”), the Domestic Company and all shareholders of the Domestic Company;

(2)    the Exclusive Purchase Option Agreement entered into among the WFOE, the Domestic Company and all shareholders of the Domestic Company; and

(3)    the Power of Attorney Agreement entered into with the WFOE.

I confirm that the equity interests in the Domestic Company held by Chang Gil LEE are the personal property of Chang Gil LEE and do not constitute community or marital property. I do not have any right or interest in the equity interests of the Domestic Company and undertake not to make any claim with respect thereto. I further confirm that no further authorization or consent from me is required for Chang Gil LEE to perform, amend or terminate the Transaction Documents.

I undertake to execute all necessary documents and take all necessary actions to ensure the proper performance of the Transaction Documents, as amended from time to time.

If, for any reason, I obtain any equity interests in the Domestic Company, I agree to be bound by the Transaction Documents, as amended from time to time, and to comply with the obligations of a shareholder of the Domestic Company thereunder. Upon request by the WFOE, I shall execute a series of written documents substantially in the same form and substance as the Transaction Documents, as amended from time to time.

I further confirm, undertake and warrant that under all circumstances, including divorce between me and my spouse, my spouse shall have the right to independently dispose of the equity interests and corresponding assets of the Domestic Company held by him. I will not take any action that may affect or hinder my spouse’s performance of obligations under the Transaction Documents. Under no circumstances shall I have any right to inherit the equity interests in the Domestic Company held by Chang Gil LEE.

The formation, validity, interpretation, performance, amendment and termination of this Spousal Consent Letter and the resolution of disputes hereunder shall be governed by PRC law. Any dispute arising from the interpretation or performance of this Spousal Consent Letter shall first be resolved through friendly consultation. If the dispute remains unresolved within thirty (30) days after one party issues a written request for consultation, any party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The place of arbitration shall be Changzhou. The arbitration language shall be Chinese. The arbitral award shall be final and binding on all parties.

This Spousal Consent Letter shall become effective upon execution and shall be irrevocable once effective.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this Spousal Consent Letter as of the date first written above.

Signature: ______________________________

Name: KOO HYE YOUNG